UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2015

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curaçao	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curaçao		N/A
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On April 29, 2015, Orthofix International N.V. (the “Company”) issued a press release announcing, among other things, its financial results for the fiscal quarter and year ended December 31, 2014. A copy of the press release is furnished herewith as Exhibit 99.1 and attached hereto.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Promotion of Doug Rice to Chief Financial Officer and Related Compensation Arrangements

The Board of Directors (the “Board”) of the Company has promoted Doug Rice to the position of Chief Financial Officer of the Company effective as of April 24, 2015. Mr. Rice had previously been serving as the Company’s Interim Chief Financial Officer and Chief Accounting Officer. In connection with his promotion, the Company has entered into an employment agreement with Mr. Rice which contains terms that are materially consistent with his previous agreement, and supersedes his previous agreement.  The Compensation Committee of the Board has approved Mr. Rice’s base salary of $325,000 and his target bonus under the Company’s Annual Incentive Plan at an amount equal to sixty percent (60%) of his base salary.  The Compensation Committee has also approved a grant of stock options to acquire up to 9,750 shares of common stock and 9,750 restricted shares of common stock, both of which vest 25% annually over a 4-year period.

The foregoing does not constitute a complete summary of the terms of the employment agreement, and is qualified in its entirety by reference to the text of the employment agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)Exhibits

10.1	Employment Agreement, effective as of April 24, 2015, by and between Orthofix Inc. and Doug Rice.

99.1Press Release, dated April 29, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V.
By:	/s/ Jeffrey M. Schumm
Jeffrey M. Schumm Chief Administrative Officer, General Counsel and Corporate Secretary

Date: April 29, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, effective as of April 24, 2015, by and between Orthofix Inc. and Doug Rice.

99.1	Press Release, dated April 29, 2015.